Exhibit 23.3

KPMG LLP 811 Main Street Houston, TX 77002
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated August 30, 2023, with respect to the Statement of Revenues and Direct Operating Expenses of the Oil and Natural Gas Assets of SN EF Maverick, LLC (“SN Maverick”) and Mesquite Comanche Holdings, LLC (“MCOM”), incorporated herein by reference.
/s/ KPMG LLP
Houston, Texas
November 5, 2024